Exhibit 99.1

BODY CENTRAL ANNOUNCES FOURTH QUARTER AND

FISCAL YEAR 2010 FINANCIAL RESULTS

Reports Net Income growth of 86% for the Fourth Quarter and 253% for Fiscal Year 2010

JACKSONVILLE, FLORIDA — March 24, 2011 — Body Central Corp. (Nasdaq: BODY) today announced financial results for the fourth quarter and fiscal year 2010.

Highlights for the fourth quarter ended January 1, 2011:

•                  Net revenues for the fourth quarter increased 26.1% to $67.1 million, compared to $53.2 million for the fourth quarter of 2009.

•                  Store sales rose 29.9% to $60.4 million driven by a comparable-store sales increase of 14.9% and net store unit growth.

•                  Operating margin increased to 9.0% of net revenues. Excluding $1.2 million in non-recurring costs related to the Company’s initial public offering, adjusted operating margin increased to 10.8% for the quarter which compares to an operating margin of 6.3% for the same period last year.

•                  Net income was $2.7 million, or $0.18 per diluted share based upon 15.6 million weighted average shares outstanding, compared to net income of $1.5 million or $0.12 per diluted share based upon 12.2 million weighted average shares outstanding for the fourth quarter of 2009.

•                  Excluding $1.2 million of non-recurring costs mentioned above, as well as a $793,000 charge related to the early repayment of debt, net income for the fourth quarter was $3.9 million or $0.25 per diluted share.

•                  The Company opened a net of five new stores during the fourth quarter and operated 209 stores as of January 1, 2011.

Highlights for the fiscal year 2010 ended January 1, 2011:

•                  Net revenues increased 22.4% to $243.4 million from $198.8 million for fiscal year 2009.

•                  Store sales rose 26.7% to $209.4 million and comparable-store sales increased 14.8% from fiscal year 2009.

•                  Operating margin increased to 8.2% of net revenues. Excluding $1.2 million in non-recurring costs related to an initial public offering, adjusted operating margin increased to 8.7% for the year which compares to an operating margin of 4.1% for the fiscal year 2009.

•                  Net income was $9.8 million, or $0.73 per diluted share based upon 13.4 million weighted average shares outstanding, as compared to net income of $2.8 million or $0.23 per diluted share based upon 12.2 million weighted average shares outstanding for the fiscal year 2009.

•                  Excluding $1.2 million of non-recurring costs mentioned above, as well as a $793,000 charge related to the early repayment of debt, net income for the fiscal year 2010 was $11.0 million or $0.82 per diluted share.

Allen Weinstein, Body Central’s President and CEO, stated: “Our performance in both the fourth quarter and full year 2010 reflect the ongoing strength of our business.  In addition to significantly growing our sales and profits, we installed two new systems which will support our future growth and opened 27 new stores which are performing above plan.  We also ended the year with a strong balance sheet and no debt. Looking ahead, we are comfortable with current inventory levels and well positioned to begin the spring season.”

Balance Sheet highlights as of January 1, 2011:

Cash and cash equivalents were $16.2 million at the end of fiscal year 2010 compared to $7.2 million at the end of fiscal year 2009.

Inventories at the end of the fiscal year 2010 were $18.4 million compared to $12.9 million at the end of fiscal year 2009. The increase in inventory was related to the increase in the number of stores, earlier shipments of spring merchandise for fiscal year 2011 and an increase in supplies inventory to take advantage of purchasing opportunities.

There was no outstanding debt at the end of fiscal year 2010 compared to $38.3 million at the end of fiscal year 2009.

Outlook:

For the first quarter of fiscal year 2011, net revenue is expected to be in the range of $71 million to $72 million assuming a comparable-store sales increase in the low teens coupled with new store openings. Diluted earnings per share are expected to be in the range of $0.28 to $0.30 for the quarter. This assumes 16.1 million diluted weighted-average shares outstanding.

For fiscal year 2011, net revenue is expected to be in the range of $286 million to $292 million assuming a mid to high-single digit comparable store sales increase coupled with new store openings. Diluted earnings per share are expected to be in the range of $1.08 to $1.12 for the full year. This assumes 16.3 million diluted weighted-average shares outstanding.

Conference Call Information

A conference call to discuss fourth quarter and fiscal year 2010 financial results is scheduled for today, March 24, 2011, at 4:30 PM Eastern Time.  The conference call will also be webcast live at www.bodyc.com. To access the replay of this call, please dial 877-870-5176 and enter pin number 1989886. The replay is available until April 7, 2011.  A replay of this call will also be available on the Investor Relations section of the Company’s website, www.bodyc.com, within two hours of the conclusion of the call and will remain on the website for ninety days.

About Body Central Corp.

Founded in 1972, Body Central Corp. is a growing, multi-channel, specialty retailer offering on-trend, quality apparel and accessories at value prices. As of January 1, 2011, the Company operated 209 specialty apparel stores in 23 states under the Body Central and Body Shop banners, as well as a direct business comprised of a Body Central catalog and an e-commerce website at www.bodyc.com. The Company targets women in their late teens and twenties from diverse cultural backgrounds who seek the latest fashions and a flattering fit. Stores feature an assortment of tops, dresses, bottoms, jewelry, accessories and shoes sold primarily under the Company’s exclusive Body Central® and Lipstick® labels.

Safe Harbor Language

Certain statements in this release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) our ability to identify and respond to new and changing fashion trends, customer preferences and other related factors; (2) failure to execute successfully our growth strategy; (3) changes in consumer spending and general economic conditions; (4) changes in the competitive environment in our industry and the markets we serve, including increased competition from other retailers; (5) failure of our new stores or existing stores to achieve sales and operating levels consistent with our expectations; (6) the success of the malls and shopping centers in which our stores are located; (7) our dependence on a strong brand image; (8) failure of our direct business to grow consistent with our growth strategy; (9) failure of our information technology systems to support our current and growing business, before and after our planned upgrades; (10) disruptions to our information systems in the ordinary course or as a result of systems upgrades; (11) our dependence upon key executive management or our inability to hire or retain additional personnel;  (12) disruptions in our supply chain and distribution facility; (13) our indebtedness, if any, and lease obligations; (14) our reliance upon independent third-party transportation providers for all of our product shipments; (15) hurricanes, natural disasters, unusually adverse weather conditions, boycotts and unanticipated events; (16) the seasonality of our business; (17) increases in costs of fuel, or other energy, transportation or utilities costs and in the costs of labor and employment; (18) the impact of governmental laws and regulations and the outcomes of legal proceedings; (19) restrictions imposed by our indebtedness on our current and future operations; (20) our failure to maintain effective internal controls; and (21) our inability to protect our trademarks or other intellectual property rights.

Investor Relations inquiries:

ICR, Inc.

Joseph Teklits/Jean Fontana

203-682-8200

www.icrinc.com

BODY CENTRAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ended		Fiscal Year Ended
	January 1,	January 2,	January 1,	January 2,
	2011	2010	2011	2010
	(in thousands, except share and per share data)
Net revenues	$67,076	$53,187	$243,364	$198,834
Cost of goods sold, including occupancy, buying, distribution center and catalog costs	43,186	35,963	160,777	138,893
Gross profit	23,890	17,224	82,587	59,941
Selling, general and administrative expenses	16,557	12,521	57,945	46,819
Depreciation and amortization	1,263	1,160	4,773	4,678
Impairment of long-lived assets	—	196	—	196
Income from operations	6,070	3,347	19,869	8,248
Interest expense, net of interest income	711	971	3,292	3,956
Other expense (income), net	413	29	308	(128)
Income before income taxes	4,946	2,347	16,269	4,420
Provision for income taxes	2,198	871	6,458	1,640
Net income	$2,748	$1,476	$9,811	$2,780

Net income per common share:
Basic	$0.21	$7.08	$2.77	$12.94
Diluted	$0.18	$0.12	$0.73	$0.23

Weighted-average common shares outstanding:
Basic	13,400,952	203,235	3,502,657	203,235
Diluted	15,568,344	12,180,647	13,386,206	12,173,972

BODY CENTRAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

	January 1,	January 2,
	2011	2010
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$16,202	$7,226
Accounts receivable	1,258	910
Inventories	18,369	12,898
Prepaid expenses and other current assets	3,933	2,647
Deferred tax asset, current	1,425	1,167
Total current assets	41,187	24,848
Property and equipment, net of accumulated depreciation and amortization	17,071	14,912
Goodwill	21,508	21,508
Intangible assets, net of accumulated amortization	17,128	17,824
Other assets	102	117
Total assets	$96,996	$79,209
Liabilities, Redeemable Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$14,880	$9,078
Accrued expenses and other current liabilities	14,605	12,487
Current portion of long-term debt	—	5,250
Total current liabilities	29,485	26,815
Other liabilities	5,149	4,361
Deferred tax liability, long-term	4,220	1,886
Long-term debt, less current portion	—	33,000
Total liabilities	38,854	66,062
Commitments and contingencies
Redeemable preferred stock	—	50,038
Stockholders’ equity (deficit)	58,142	(36,891)
Total liabilities, redeemable preferred stock and stockholders’ equity (deficit)	$96,996	$79,209

BODY CENTRAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended
	January 1,	January 2,
	2011	2010
	(in thousands)
Cash flows from operating activities
Net income	$9,811	$2,780
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,773	4,678
Stock-based compensation	563	168
Impairment of long-lived assets	—	196
Deferred income taxes	2,076	1,561
Loss on disposal of property and equipment	534	100
Changes in assets and liabilities:
Accounts receivable	(350)	(82)
Inventories	(5,471)	1,714
Prepaid expenses and other current assets	(1,285)	(256)
Other assets	19	(15)
Accounts payable	5,802	(174)
Accrued expenses and other current liabilities	1,963	871
Income taxes	156	421
Other liabilities	818	1,056
Net cash provided by operating activities	19,409	13,018
Cash flows from investing activities
Purchases of property and equipment	(6,804)	(4,809)
Proceeds from sales of assets	—	15
Net cash used in investing activities	(6,804)	(4,794)
Cash flows from financing activities
Principal payments on long-term debt	(38,250)	(5,000)
Proceeds from initial public offering, net of issuance costs	38,152	—
Redemption of Series C preferred stock	(3,531)	—
Net cash used in financing activities	(3,629)	(5,000)
Net decrease in cash and cash equivalents	8,976	3,224
Cash and cash equivalents
Beginning of year	7,226	4,002
End of period	$16,202	$7,226